Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of April 20, 2026, by and between Andrew Judd (the “Executive”) and Laird Superfood, Inc., a Nevada corporation (the “Company”).

WHEREAS, the Company and the Executive desire to enter into this Agreement in order to set forth the terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.    EMPLOYMENT; SERVICE ON BOARD AND OTHER POSITIONS. The Company hereby employs the Executive and the Executive hereby accepts employment as the Chief Marketing Officer of the Company. The Executive shall have all the duties, responsibilities, and authority attendant to this position and shall render services consistent with such position on the terms set forth herein and shall report to Jason Vieth, CEO (the “Supervisor”). In addition, the Executive shall have such other executive and managerial powers and duties with respect to the Company as may be assigned to the Executive by the Supervisor. The Executive agrees to devote all of the Executive’s working time and best efforts to the business and affairs of the Company, subject to reasonable periods of vacation and other leave to which the Executive is entitled and shall not engage in activities that substantially interfere with such performance. For the avoidance of doubt, the Executive may devote reasonable time to the organizations set forth on Annex A, subject to such organizations not competing with the Company or any of its Affiliates, as determined by the Board of Directors of the Company in its sole discretion.

2.    TERM OF AGREEMENT. The term of this Agreement shall commence as of April 20, 2026 (the “Effective Date”) and shall continue until terminated pursuant to Section 6. The Executive’s period of employment under this Agreement shall be referred to as the “Employment Period.”

3.    LOCATION. The Executive’s employment hereunder shall be performed on a fully remote basis from the employee’s principal place of residence in Nashville, TN, or such other location as may be approved in advance by the Employer. The Executive shall engage in reasonable travel to locations on Company business consistent with the Executive’s position.

4.    COMPENSATION.

(a)    Base Salary. During the Employment Period, the Company shall pay the Executive a base salary (“Base Salary”) at an initial annualized rate of $350,000 per year, payable in accordance with the Company’s regular payroll practices relating to salaried employees. The Supervisor may review the Base Salary from year to year and may approve an increase in the Base Salary as the Supervisor deems appropriate.

(b)    Performance Bonus. The Executive shall be entitled to earn an annual bonus (“Annual Bonus”) with respect to each calendar year, based on the Executive’s and the Company’s achievement of performance objectives set by the Supervisor in its discretion, with a target bonus of 50% of Executive’s Base Salary for each such year, and a maximum bonus of 100% of Executive’s Base Salary. The extent to which the objectives have been achieved will be determined by the Supervisor in its discretion, and any earned bonus shall be paid annually by April 15 of the year following the end of the year to which such bonus relates. The Executive is not entitled to receive a bonus, and shall not have earned such bonus, unless the Executive is employed on the payment date of the bonus. The Executive’s eligibility for an Annual Bonus in respect of the 2026 calendar year will be pro-rated based on the number of days Executive works during 2026.

(c)    Equity Compensation. The Executive will be eligible to receive equity awards under the Company’s 2020 Omnibus Incentive Plan, as may be amended from time to time, or any successor to such plan, and to participate in any future long-term incentive programs made generally available to the Company’s executives as determined by the Board of Directors of the Company.

5.	FRINGE BENEFITS.

(a)    General. During the Employment Period, the Executive shall be eligible to participate in or receive benefits under any employee benefit plan or arrangement (e.g., health insurance) made available by the Company, to the extent and in accordance with the terms and conditions of those plans or arrangements as they may exist from time to time.

(b)    401(k). During the Employment Period, the Executive shall be eligible to participate in the Company’s 401(k) plan.

(c)    Paid Time Off. During the Employment Period, the Executive shall be entitled to take paid time off and sick leave in accordance with the Company’s standard employment policies, as they may exist and be amended from time to time.

(d)    Business Expenses. During the Employment Period, the Company shall promptly reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of the Executive’s duties under this Agreement, including all reasonable travel expenses and business meals, provided that such expenses are incurred and accounted for in accordance with the Company’s policies and procedures, as they may exist from time to time.

6.	TERMINATION.

(a)    Permitted Terminations. The Executive’s employment during the Employment Period may be terminated by the Company or the Executive immediately for any reason, with or without notice, including the following:

(i)    Death. The Executive’s employment shall terminate automatically upon the Executive’s death without any further notice or action required by the Company or the Executive’s legal representatives.

(ii)    By the Company. The Company may terminate the Executive’s employment in the following circumstances:

(A)    Disability. The Company may terminate the Executive’s employment for Disability. “Disability” means the Executive’s substantial inability (including by virtue of physical or mental illness, injury, disability, or other incapacity) to perform the essential functions of the Executive’s position (with or without reasonable accommodation, as required by law for the Executive) for a period of ninety (90) consecutive days or more than one hundred twenty (120) days in any twelve (12)-month period; provided that until such termination, the Executive shall continue to receive the Executive’s compensation and benefits hereunder, reduced by benefits payable, if any, under any disability insurance policy or plan. The Company may require such medical or other evidence as it deems necessary in its sole discretion to judge the nature and permanency of Executive’s condition. The foregoing shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any applicable state or local laws.

(B)    Cause. The Company may immediately terminate the Executive’s employment hereunder for Cause (subject to any cure periods described below). For purposes of this Agreement “Cause” shall mean the Executive’s: (1) material failure to observe and comply with any of the Company’s material written policies, including without limitation its policies prohibiting harassment (sexual or otherwise) and discrimination; (2) continued failure to substantially perform the Executive’s material duties with the Company, which is not cured within thirty (30) calendar days after receipt by the Executive of written notice of such failure; (3) willful failure to carry out, or comply with, in any material respect any lawful and reasonable written directive of the Supervisor which failure is not promptly (and in any event, within ten (10) days) cured; (4) commission of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or any crime involving moral turpitude; (5) commission of any act of dishonesty, illegal conduct, unethical conduct, fraud, embezzlement, misappropriation, material misconduct, breach of fiduciary duty, or other act of moral turpitude in connection with the Executive’s employment or which is or which is reasonably expected to be materially injurious to the Company or its Affiliates (defined below); (6) material or willful breach of this Agreement; or (7) at any time engaging in any form of willful misconduct or any other action or omission that is damaging to the Company or its Affiliates (defined below) or their respective reputations, products, services or customers.

(C)    Without Cause. The Company may immediately terminate the Executive’s employment hereunder for a reason other than Cause or Disability.

(iii)    By the Executive. The Executive shall have the right to terminate the Executive’s employment in the following circumstances:

(A)    Good Reason. The Executive shall have the right to terminate the Executive’s employment hereunder at any time for Good Reason (subject to any notice and cure periods described below). For purposes of this Agreement, “Good Reason” shall mean that any of the following has occurred without the Executive’s consent: (1)  a material diminution in the Executive’s Base Salary (which shall include any reduction of 5% or more), other than a broad-based reduction in executive-level employee salaries generally; (2) a material diminution in the Executive’s duties, responsibilities, reporting relationship or authority (other than changes made due to the Executive’s incapacity); or (3) a required relocation of the Executive’s home location or other requirement that the Executive cease working fully remotely. To terminate the Executive’s employment for Good Reason, (x) the Executive must provide written notice to the Supervisor within thirty (30) days of the first occurrence of any such matter constituting Good Reason, (y) the Company shall have sixty (60) days after receipt of written notice from the Executive specifying the matter constituting Good Reason within which to cure such matter, and such Good Reason shall not exist unless the Company fails to cure such matter within such cure period, and (z) the Executive must actually terminate the Executive’s employment within thirty (30) days following the expiration of such cure period.

(B)    Without Good Reason. The Executive shall have the right to immediately terminate the Executive’s employment for a reason other than Good Reason.

(b)    Notice of Termination. Any purported termination of the Executive’s employment by the Company or the Executive during the Employment Period shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 13. A “Notice of Termination” means a written notice that indicates the specific termination provision in this Agreement relied upon.

(c)    Date of Termination. “Date of Termination” shall mean:

(i)    if the Executive’s employment is terminated because of death, the date of the Executive’s death; and

(ii)    if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination; provided, however, that the date specified in the Notice of Termination shall not be a date prior to the date such Notice of Termination is given or the expiration of any required notice or cure period.

(d)    Accrued and Unpaid Benefits Upon Termination. Following the termination of the Executive’s employment for any reason during the Employment Period, the Executive (or the Executive’s legal representative or estate if termination is because of death) shall receive:

(i)    any earned, but unpaid, Base Salary through the Date of Termination;

(ii)    any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination which are reimbursable in accordance with Section 5(c); and

(iii)    any accrued and vested employee benefits, subject to the terms of the applicable employee benefit plans.

The amounts payable under this Section 6(d) (the “Accrued Benefits”) shall be paid at the time such payments would otherwise be due under the Company’s regular payroll practices, applicable Company policies or plans, or a time if required by applicable law.

(e)    Additional Termination Benefits. If the Executive’s employment is terminated by the Company during the Employment Period without Cause, or by the Executive for Good Reason, the Company shall pay or provide, in addition to the Accrued Benefits described in Section 6(d) above, the following benefits, which are referred to as the “Severance Benefits”:

(i)    An amount equal to six (6) months of Base Salary then in effect, payable in equal installments in accordance with the Company’s normal payroll practices over a period of six (6) months after such termination and commencing on the second payroll date after the Release Effective Date;

(ii)    payment of the Annual Bonus for the year prior to the year in which the termination occurred if such Annual Bonus has otherwise been earned and accrued by the Executive, payable at the same time annual bonuses are paid to similarly situated employees; and

(iii)    if the Executive timely elects participation in the Company’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any state law statute that provides for the continuation of benefits under such plan (collectively, “COBRA”), the Company will pay the full cost of COBRA coverage for six (6) months, at the coverage level the Executive (including the Executive’s dependents) had immediately before the Date of Termination, provided, however, that such payments shall end immediately following the earliest of the following: (1) the date the Executive becomes eligible for health, dental, or vision coverage of a subsequent employer; (2) the date the Executive is no longer eligible to receive COBRA continuation coverage.

(f)    Change in Control Severance. If the Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, in each case, during the Employment Term and such termination occurs within twelve (12) months after the occurrence of a Change in Control (defined below), then the Severance Benefits described in Section 6(e) shall not apply and will not be paid or provided and instead, the Company shall pay or provide, in addition to the Accrued Benefits described in Section 6(d) above, the following Severance Benefits:

(i)    a lump sum payment equal to twelve (12) months of Base Salary then in effect, payable on the second payroll date occurring after the Release Effective Date;

(ii)    payment of the Annual Bonus for the year prior to the year in which the termination occurred if such Annual Bonus has otherwise been earned and accrued by the Executive, payable at the same time annual bonuses are paid to similarly situated employees;

(iii)    all stock options, restricted stock, restricted stock units and other equity awards subject to vesting shall automatically vest in full; and

(iv)    if the Executive timely elects participation in the Company’s group health insurance plan pursuant to COBRA, the Company will pay the full cost of COBRA coverage for twelve (12) months, at the coverage level the Executive (including the Executive’s dependents) had immediately before the Date of Termination, provided, however, that such payments shall end immediately following the earliest of the following: (1) the date the Executive becomes eligible for health, dental, or vision coverage of a subsequent employer; (2) the date the Executive is no longer eligible to receive COBRA continuation coverage.

For purposes of this Agreement, “Change in Control” is defined as the occurrence of any of the following after the Effective Date: (i) a sale of all or substantially all of the assets of the Company; (ii) the acquisition of more than 50% of the voting power of the outstanding securities of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the surviving or acquiring entity; or (iii) any reorganization, merger or consolidation in which the Company is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the Company and excluding any reorganization, merger or consolidation in which the Company’s stockholders of record as constituted immediately prior to such reorganization, merger or consolidation will, immediately after such reorganization, merger or consolidation (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the surviving or acquiring entity in any such reorganization, merger or consolidation.

(g)    Requirement of Release. Payment or provision of any of the Severance Benefits is contingent upon the Executive, within sixty (60) days of the Date of Termination, executing and delivering to the Company, and allowing to become irrevocable and effective, a general release of claims in a form acceptable to the Company (the “Release” and such effective date of the Release, the “Release Effective Date”). The Release shall not impose, expand, or extend any restrictive covenant or post-employment obligation applicable to the Executive, except, in each case, to the extent already set forth in this Agreement or any other arrangement between the Company or any of its Affiliates, on the one hand, and the Executive, on the other hand. Notwithstanding any other provisions of this Agreement, no portion of the Severance Benefits will be paid or provided until the conditions of the foregoing sentence are satisfied. Payment of the Severance Benefits is also contingent upon Executive’s full and continued compliance with the provisions of Section 7 of this Agreement.

(h)    Post-Employment Cooperation. Upon or after termination of the Executive’s employment at any time and for any reason, the Executive agrees to take the following actions:

(i)    If requested by the Company at any time, the Executive shall immediately resign from any and all positions the Executive holds with the Company and its Affiliates, including any positions on the Board of Directors of the Company. “Affiliates” as used in this Agreement includes any person, corporation, partnership, general partner, or other entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Company.

(ii)    The Executive shall reasonably cooperate with transition of the Executive’s responsibilities, and comply with other reasonable post-employment requests by the Company including responding to reasonable requests it may make for information and assisting the Company in defense of any pending, threatened, or anticipated litigation, proceeding, or inquiry in matters which the Company reasonably determines the Executive’s participation to be necessary; provided that any such cooperation will take into account the Executive’s other scheduling needs. The Executive shall not be entitled to compensation for providing the foregoing cooperation and assistance, however, the Executive shall be reimbursed for reasonable and necessary out-of-pocket expenditures (not including attorneys’ fees).

(iii)    The Executive will execute any documents requested by the Company to affect the purposes of this Section 6(h).

7.	RESTRICTIVE COVENANTS.

(a)    Acknowledgment. The Executive understands and agrees that the Executive will occupy a position of trust and confidence with respect to the Company’s business affairs, and the Executive will be privy to non-public information relating to the Company and its Affiliates, including, without limitation, their business relationships; negotiations; past, present and prospective activities; methods of doing business; business models; know-how; trade secrets; customer and supplier lists; the identity of potential customers; marketing plans; financial and technical information; discoveries; ideas; designs; drawings; specifications; techniques; programs; systems; processes; models; data; documentation; formulae; recipes; products, services; computer software; supplier and service provider information; other information generally regarded as confidential and proprietary; other information marked as confidential or proprietary or that would otherwise appear to a reasonable person to be confidential or proprietary; information of third parties to which the Company or its Affiliates have confidentiality obligations and use restrictions; and all forms of the foregoing information, as well as modifications, enhancements, and improvements to any of the foregoing, including in digital, physical, tangible, and intangible form (hereinafter collectively referred to as the “Confidential Information”). Notwithstanding the foregoing, it is agreed that Confidential Information does not include information regarding the Executive’s own compensation and benefits or information that became generally available to the public other than as a result of a direct or indirect disclosure by the Executive or a representative of the Executive in violation of this Agreement. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information (including trade secrets), to protect the goodwill of the Company and its Affiliates, and to protect the Company and its Affiliates against harmful competition, harmful solicitation of employees, and other actions by the Executive based on the Executive’s special knowledge acquired during employment that would result in serious adverse consequences for the Company and its Affiliates.

(b)    Confidentiality. The Executive shall not, except as may be required to perform the Executive’s duties hereunder or as required by applicable law, during the Executive’s employment with the Company and after it ends (regardless of the reason), without limitation in time or until such information shall have become public other than by the Executive’s unauthorized disclosure, disclose to any third party or use for the Executive’s benefit or the benefit of any third party, whether directly or indirectly, any Confidential Information without the Company’s specific prior written authorization. The Executive shall also hold Confidential Information in the strictest confidence and take all reasonable precautions to prevent any unauthorized use or disclosure. The Executive shall not at any time copy, transmit, reproduce, summarize, or quote or make any commercial or any other use whatsoever of any Confidential Information, except as may be necessary to perform the Executive’s duties as an employee of the Company. The Executive agrees that, as between the Executive and the Company, Confidential Information is property of the Company.

(c)    Notification and Assistance Obligations; Subpoena. The Executive shall at all times: (i) promptly notify the Company of any unauthorized use or disclosure of Confidential Information, or any other breach of this Agreement; and (ii) assist the Company in every reasonable way to retrieve any Confidential Information that was used or disclosed by the Executive or any representative of the Executive in a manner inconsistent with this Section 7, and to mitigate the harm caused by the unauthorized use or disclosure. Further, if the Executive is served with any subpoena or other compulsory judicial or administrative process calling for production of any Confidential Information, the Executive shall immediately notify the Company (to the extent legally permitted) so that the Company may take such action as the Company deems necessary to protect its interests.

(d)    Return of Property. The Executive acknowledges that all Confidential Information is specialized, unique in nature, and of great value to the Company and its Affiliates, and that such Confidential Information gives the Company and its Affiliates a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination of the Executive’s employment for any reason, all Confidential Information and all Company property, including any and all documents, disks/drives, laptops, tablets, phones, passwords and credentials, records, lists, data, drawings, prints, notes and written or recorded information (and all copies thereof) furnished by or on behalf of or for the benefit of the Company and its Affiliates or prepared by the Executive during the Executive’s employment with the Company, whether in tangible or electronic form, in the possession or control of the Executive.

(e)    Non-Competition. For the Restricted Period ending six (6) months after the Executive’s Date of Termination, the Executive shall not directly or indirectly advise, invest in, own, manage, operate, control, be employed by, provide services to, lend money to, guarantee any obligation of, lend Executive’s name to, or otherwise assist (each, a “Restricted Activity”) any person engaged in or planning to be engaged in any business whose products, services, or activities compete or will compete in whole or in part with the Company’s products, services, or activities anywhere in the world where the Company has had in the aggregate more than $5 million in sales as of the commencement date of the Restricted Activity, provided that the Executive may own up to 1% of any class of securities of any issuer if the securities are listed on a national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

(f)    Non-Solicitation of Customers. During the Restricted Period, the Executive shall not, on behalf of the Executive or any other individual or entity, (i) solicit or encourage any person or entity who was a client or customer of the Company or its Affiliates during the Executive’s employment and with whom Executive had contact or about whom Executive gained Confidential Information to: (A) terminate, reduce, or alter in a manner adverse to the Company or its Affiliates any existing business arrangements with the Company or its Affiliates, or (B) transfer existing business from the Company or its Affiliates to any other person or entity; or (ii) solicit any person or entity who was a client or customer of the Company or its Affiliates during the Executive’s employment and with whom Executive had contact or about whom Executive gained Confidential Information for the purpose of providing such person or entity with goods or services competitive with or similar to the goods or services provided by the Company or its Affiliates. Notwithstanding the foregoing, nothing in this Section 7(f) shall be deemed to prohibit solicitation of a person whose sole relationship with the Company or its Affiliates was as an individual consumer.

(g)    Non-Solicitation of Employees, Consultants, and Advisors. The Executive agrees that, during the Restricted Period, the Executive will not, directly or indirectly, other than as an employee of and for the benefit of the Company or its Affiliates, solicit, entice, persuade, or induce any individual who is employed by the Company or its Affiliates or engaged by the Company or its Affiliates as a consultant or advisor or similar role (or who was so employed or engaged within six (6) months prior to the Executive’s action) to terminate or refrain from continuing such employment or engagement. Nothing herein shall be deemed to prohibit the Executive from engaging in general solicitations or public advertisements for employment or consulting opportunities, provided such solicitations are not specifically directed at or intended to target any such employee, consultant, or advisor.

(h)    Intellectual Property. The Executive shall disclose promptly and in writing to the Company all inventions, creative works, and any other intellectual property, whether or not patentable or copyrightable, conceived, or created solely or jointly by the Executive during the Executive’s employment with the Company which relate to the business of the Company, and the Executive shall assign all of the Executive’s interest in them to the Company. The Executive shall execute all papers at the Company’s expense, which the Company shall deem necessary to apply for and obtain domestic and foreign patents and copyright registrations, and to protect and enforce the Company’s interest in them. These obligations shall continue beyond the period of the Executive’s employment with respect to inventions or creations conceived or made by the Executive alone or in conjunction with other employees or consultants of the Company or its Affiliates during the Executive’s employment with the Company.

(i)    Remedies. In the event of a breach or threatened breach of this Section 7, the Executive acknowledges the Company, including its business interests, will be irreparably harmed, the full extent of the damages to the Company will be impossible to ascertain, and monetary damages alone are not an adequate remedy. Accordingly, the Executive agrees that in addition to any other remedy that may be available to it, the Company shall be entitled to temporary, preliminary, and/or permanent injunctive relief or other equitable relief to remedy any such breach or threatened breach, without bond and without proving actual damages or the inadequacy of money damages, in any court of competent jurisdiction. The Executive agrees that the restrictions of this Agreement are reasonable and no broader than necessary to protect the legitimate business interests of the Company and its Affiliates.

(j)    Survival of Provisions. For the avoidance of doubt, the Executive’s obligations contained in this Section 7 shall survive the termination or expiration of the Employment Period and the Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

(k)    Reformation and Severability. If it is determined by a court, arbitrator, or other adjudicator of competent jurisdiction that any restriction in this Section 7 is excessive with respect to geographic area, duration, or scope or is otherwise unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court, arbitrator, or adjudicator to render it enforceable to the maximum extent permitted by law. In the event that modification is not possible or that the applicable law does not permit such reformation, then the Executive and the Company agree that, because each of the Executive’s obligations in this Section 7 is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.

(l)    Tolling of Restricted Period. If the Executive violates the terms of any of the restrictions set forth in Section 7(e), Section 7(f), or Section 7(g), the Restricted Period shall automatically be extended by the period the Executive was in violation.

(m)    Rights Not Subject to Limitation.

(i)    Notwithstanding anything in this Agreement, the Executive may (1) disclose Confidential Information that the Executive is specifically required by court order, subpoena, or law to disclose, or otherwise respond truthfully to any lawful subpoena, court order, or legal process, but agrees to disclose only that portion of Confidential Information that is legally required to be disclosed; (2) report possible violations of law to a government agency or entity or self-regulatory organization or cooperating with such agency or entity or organization; or (3) make whistleblower or other disclosures that are protected under whistleblower provisions of federal or state law. The Executive is not required to notify or obtain authorization from the Company before engaging in any such protected activity.

(ii)    The Executive understands that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(iii)    For the avoidance of doubt, the Executive may disclose Confidential Information to Executive’s legal counsel, tax or accounting advisors or financial advisors, provided that, in each case, such advisors are subject to a duty of confidentiality and have a legitimate need to know such information in connection with providing advice or services to the Executive.

8.    NO VIOLATION OF THIRD-PARTY RIGHTS.

(a)    The Executive hereby represents, warrants, and covenants to the Company that the Executive:

(i)    shall not, during the Executive’s employment with the Company, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, trade secrets or other proprietary rights);

(ii)    is not a party to any agreements with third parties that prevent the Executive from fulfilling the terms of employment and the obligations of this Agreement or which would be breached as a result of the Executive’s execution of this Agreement; and

(iii)    agrees to respect any and all valid obligations which the Executive may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as the case may he.

(b)    If the Executive is in breach of any of the foregoing representations, warranties, and covenants, the Company may immediately terminate this Agreement and treat the Executive as if the Executive were terminated for Cause.

9.    WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation, or order.

10.    SECTION 409A. The Executive and the Company acknowledge that each of the payments and benefits promised to the Executive under this Agreement must either comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (together, “Code Section 409A”) or qualify for an exception from compliance. This Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with, or an exemption from, Code Section 409A; provided, the preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to the Executive of the payments and other benefits under this Agreement.  With respect to payments under this Agreement, for purposes of Code Section 409A, each payment will be considered as one of a series of separate payments.  The Executive and the Company further agree that, to the extent not otherwise exempt, the termination benefits described in this agreement are intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals or as payments pursuant to a separation pay plan pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii).  If a payment obligation under this Agreement arises on account of the Executive’s termination of employment and if such payment obligation is considered “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)), the payment shall be paid only in connection with the Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)).  If a payment obligation under this Agreement arises on account of the Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) while the Executive is a “specified employee” (as defined under Treasury Regulation Section 1.409A-1(h)), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh (7th) month beginning after the date of the Executive’s separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death solely to the extent such a delay is required to avoid the imposition of excise taxes under Code Section 409A. If the Company determines that any compensation or benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, and the period for providing the Release spans two calendar years, then regardless of when the Release is returned to the Company and becomes effective, the Release Effective Date will not be deemed to have occurred, solely for purposes of the timing of payment of compensation or benefits under this Agreement, until the later of the day that it would become effective under its terms or the first day of the latter calendar year. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code, if any; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

11.    PARACHUTE PAYMENTS. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Executive and the Company or its Affiliates, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 11 (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company or any of its Affiliates for the direct or indirect compensation of the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if the Executive is a “disqualified individual,” as defined in Section 280G(c) of the Code, any right to receive any payment or other benefit under this Agreement shall not become payable, exercisable or vested (i) to the extent that such right to payment, exercise, vesting, or benefit, taking into account all other rights, payments, or benefits to or for Executive under the Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Executive from the Company or any of its Affiliates under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Executive under the Agreement, any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Executive as described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment; provided, however, that, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, to the extent necessary to comply with Code Section 409A, the reduction or elimination will be performed in the following order: (A) reduction of cash payments; (B) reduction of COBRA benefits; (C) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (D) cancellation of acceleration of vesting of equity awards not covered under (C) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later granted equity awards shall be canceled before earlier granted equity awards.

12.    CLAWBACK POLICIES. The Executive is subject to any recoupment or clawback policies that the Company may implement or maintain at any time regarding incentive-based compensation, which is granted or awarded to Executive on or after the date of this Agreement. Such policies may include the right to recover incentive-based compensation (including stock options awarded as compensation) awarded or received during the three-year period preceding the date on which the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under federal securities laws. The Executive agrees to amend any awards and agreements entered into on or after the date of this Agreement as the Company may request to reasonably implement to policies.

13.    NOTICES. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid certified mail, return receipt requested, addressed as follows:

If to the Company:

Laird Superfood, Inc.

5303 Spine Road #204

Boulder, CO 80301

Attn: CEO or General Counsel

If to the Executive, at the address for the Executive then on file with the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

14.    GOVERNING LAW AND FORUM SELECTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Nevada, without regard to its conflicts of law principles. Except for an action by the Company seeking injunctive relief (which may be brought in any court immediately and without complying with any dispute resolution procedures), all disputes arising out of or related to this Agreement or the Executive’s employment with the Company shall be resolved exclusively by the state or federal courts with jurisdiction over Nevada, and each party irrevocably submits to the jurisdiction of any such court in any such action, suit, or proceeding and to the laying of venue in such court in connection with such action.

15.    ENTIRE AGREEMENT; TERMINATION OF PRIOR AGREEMENTS. This Agreement contains the entire understanding of the parties relating to the employment of the Executive. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to the Executive’s employment and compensation by the Company, whether oral or written, including without limitation any employment agreement previously entered into between the Executive and the Company.

16.    WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

17.    ASSIGNMENT; SUCCESSORS. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. The obligations of the Executive hereunder shall be binding upon the Executive's heirs, administrators, executors, successors, permitted assigns, and other legal representatives. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company's successors and assigns.

18.    SEVERABILITY. Except as provided in Section 7(k) hereof, in the event that a court of competent jurisdiction or other adjudicator determines that any portion of this Agreement is in violation of any statute or public policy or otherwise unlawful or unenforceable, only the portions of this Agreement that violate such statute or public policy or are otherwise unlawful or unenforceable shall be stricken. All portions of this Agreement that do not violate any statute, public policy, or other law shall continue in full force and effect. Furthermore, if permitted by law, any order striking any portion of this Agreement shall modify the stricken terms as little as possible to give as much effect as possible to the intentions of the parties under this Agreement.

19.    SURVIVAL. The Executive acknowledges that, certain provisions, by their terms, survive termination of this Agreement.

20.    HEADINGS; INCONSISTENCY. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

21.    COUNTERPARTS AND DIGITAL SIGNATURE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. In the event that any signature is delivered via e-mail transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such digital signature page were an original signature.

22.    REPRESENTATION BY COUNSEL; INTERPRETATION. Each party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement. Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto signed this Agreement on the dates written below.

Laird Superfood, Inc.

August 10, 2026	By:	/s/ Jason Vieth
Jason Vieth
CEO

July 29, 2026	By:	/s/ Andrew Judd
Andrew Judd

Annex A

Permitted Activities

Independent Director, Board of Directors, Evergreen Waffles and Pancakes